Exhibit 99.1
Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Fourth Quarter 2011 Results, Provides 2012 Guidance
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA February 16, 2012 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth quarter and full year of 2011.

Highlights

•	Fourth-quarter 2011 Adjusted Diluted EPS of $0.59, sharply higher than $0.42 reported in the prior-year.
•	Reports 6.8% sales growth in the quarter, net of unfavorable currency effects.
•	Pricing, sales mix, and production efficiencies mitigated cost pressures felt in earlier 2011 quarters.
•	2012 Sales expected to grow to between $1,215 million and $1,245 million despite $30 million to $35 million in estimated adverse currency translation.
•	2012 Adjusted Diluted EPS expected to be between $2.37 to $2.55(1)(2), net of $0.09 to $0.11 of adverse currency.
•	Ongoing restructuring items are expected to reduce 2012 reported diluted EPS to between $2.32 and $2.52(2).

Summary comparative results for the quarter were as follows:

	Three Months Ended December 31,
($ millions, except per-share data)	2011	2010

Net Sales	$295.4	$276.8
Gross Profit	85.3	78.0
Reported Operating Profit	26.9	5.9
Adjusted Operating Profit (1)	28.9	20.6
Reported Diluted EPS	$0.54	$0.18
Adjusted Diluted EPS(1)	$0.59	$0.42

(1)
These are Non-GAAP measurements. See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release for a reconciliation and explanation of items excluded from “Adjusted” amounts.

(2)	The principal currency assumption used in preparing these estimates is the translation of the Euro at $1.32 for the remainder of 2012.

Net sales grew 6.8% over the fourth quarter of 2010, 7.2% when the unfavorable effects of currency translation are excluded. Pharmaceutical Packaging Systems sales generated most of the increase, growing 9.1% excluding currency effects. Pharmaceutical Delivery Systems sales were 1.6% higher than in the prior-year period excluding currency effects as a result of growth in its contract manufacturing business.

Consolidated gross profit increased 9.3% to $85.3 million, and gross margin percentage increased 0.7 points to 28.9%, compared to the same 2010 period. Overall margin improvement was primarily a result of stronger results in Pharmaceutical Delivery Systems’ contract manufacturing operations. Gross margin in Pharmaceutical Packaging Systems declined slightly, where higher raw material and other production costs were substantially mitigated by pricing actions, an improving sales mix and operating efficiencies. When compared to the prior year period, SG&A costs declined by $2.1 million, primarily due to lower stock-based compensation and information technology depreciation, and R&D spending increased by $0.3 million. As a result, Adjusted Operating Profit increased by $8.3 million and the Adjusted Operating Margin improved from 7.4% to 9.8%, yielding Adjusted Diluted EPS of $0.59, an increase of over 40% from the $0.42 reported in the prior-year period.

Executive Commentary

“In the fourth quarter we achieved significant growth in revenue and earnings per share, as well as continued growth in our book of firm orders,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “It is encouraging that our growth was once again led by high-value pharmaceutical packaging products, reaffirming our conviction that pharmaceutical and biotechnology customers recognize the enhanced value that products like Westar® RU and Envision™ deliver.  We also benefited from operating improvements in the contract manufacturing operations within Delivery Systems.”

“As a result of our growing sales backlog and recent order patterns, we expect 2012 revenue growth to be in the range of 4% to 7% excluding currency. We believe that the growth will be led by continued demand for our high-value Pharmaceutical Packaging Systems components, by notable increases in Pharmaceutical Delivery Systems sales of proprietary products and by a strengthening mix in contract manufacturing businesses. We will continue to pursue positive pricing actions in response to the higher costs and volatility in key currency and commodity markets, and believe that 2012 Adjusted Diluted EPS will be between $2.37 and $2.55 despite the expected effects of currency.”

“Our new product development initiatives made important progress in the quarter, highlighted by our partnership with a leading contract filler of specialized biologics, where we have established a dedicated filling facility that will enable customers to complete their pre-commercial development work on the Daikyo Crystal Zenith® products.  CZ systems provide a viable solution to many of the primary packaging and delivery challenges faced by our customers and although we do not control the rate at which customers will undertake or complete these critical development efforts, the level of customer interest and pace of pre-commercial activity remain high. We believe that our customers will make significant progress toward commercial use of CZ products in 2012, keeping our longer-term proprietary business development plans on track.”

Pharmaceutical Packaging Systems

Pharmaceutical Packaging Systems sales of $210.3 million were 8.6% higher than the $193.7 million reported in the fourth quarter of the prior year, 9.1% higher excluding the adverse effects of foreign currency translation. High-value packaging products comprised just over one-third of Pharmaceutical Packaging Systems’ sales, but contributed approximately half of the overall revenue growth.  High-value products incorporate one or more performance and quality-enhancing features, including coatings, automated vision inspection, washing, sterilization and specialized bulk packaging, and are marketed under several West brand names, including Westar, Envision, and FluroTec®. Certain regulatory actions and reimbursement changes that had reduced demand for packaging components from affected customers through the first three quarters of 2011, primarily in North America, had a smaller impact on current quarter comparisons to the prior year.  Those contributed relatively slow growth in domestic sales compared to the increases recorded in the rest of the world.

Gross profit of $68.1 million was 8.4% higher than the $62.8 million recorded in the prior-year period, while gross profit margin was slightly lower at 32.4%.  Year-over-year increases in raw material and other production costs had compressed margins in earlier 2011 quarters, but were substantially offset in the current quarter by production efficiencies and higher selling prices, including a mid-2011 surcharge on non-contract sales, and annual cost-based price adjustments under long-term customer contracts.

Packaging Systems’ SG&A costs were $0.8 million lower than in the prior year period, and were 12.8% of sales, a 1.5 percentage point improvement that was a result of lower non-US pension and depreciation costs.  R&D costs were $2.7 million and unchanged from the prior-year period.  As a result, Adjusted Operating Profit improved by 16.0% to $37.7 million, compared to $32.5 million in the fourth quarter of 2010. Operating margin percentage improved by 1.1 points, to 17.9%.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales were $85.3 million in the quarter, up slightly from $84.2 million in the prior-year quarter. Contract-manufactured healthcare product sales showed solid gains compared to other contract-business categories, and together with pricing improvements, mitigated the $1.7 million adverse effect of price reductions that occurred under certain manufacturing agreements that took effect in 2011. Sales of proprietary products were substantially unchanged from the prior-year period. Contract manufacturing revenues comprised 79% of sales in the quarter, and proprietary products accounted for 21% of revenues.

Gross profit was $17.2 million in the quarter, compared to $15.2 million in the 2010 period, and gross margin improved to 20.1%, 2.1 percentage points higher than the prior-year period.  Increased profitability in the contract manufacturing business accounted for substantially all of the improvement and included the benefits of prior restructurings.  Increases in raw material costs were largely passed through to contract customers.

R&D spending grew $0.3 million, to $4.5 million or 5.3% of revenue, as a result of the continuing development effort for the SmartDose™ electronic-patch–injector system.  SG&A costs declined $0.7 million, to $9.0 million, primarily as a result of restructuring.  Operating profit of $3.8 million was $2.6 million ahead of the prior year quarter, primarily as a result of the improved profitability in contract manufacturing.

Corporate and Other

Corporate SG&A costs declined as a result of $1.6 million in lower stock-based compensation costs, net of a $1.1 million increase in other SG&A, primarily as a result of the impact of improved operating results on incentive compensation costs.  Stock-based compensation is sensitive to changes in the market price for the Company’s shares, which increased modestly in the current quarter and sharply during the prior-year period.

Net interest expense of $3.9 million was $0.5 million lower than in the prior-year period as a result of increases in interest income and project-related interest cost capitalization. Income tax expense on income excluding the items described in “Restructuring and Other Items” reflects an annual effective tax rate of 24.9%, compared to 22.9% in 2010. The increase was primarily due to changes in the geographic distribution of earnings and in foreign tax laws.

Net income included $1.4 million of equity in earnings of affiliated companies, a $0.6 million increase over the prior year, which is attributed to the improvements in results at Daikyo Seiko, Ltd., the Company’s 25% owned affiliate in Japan.

Restructuring and Other Items

Restructuring charges of $1.0 million were incurred in the quarter pursuant to the plan announced in the fourth quarter of 2010, primarily for severance. That plan included, among other changes, the closing of the Company’s Montgomery, Pennsylvania facility, and a reduction of operations at its Cornwall, England facility, as well as the elimination of operations and administrative positions at other locations.  During the fourth quarter of 2010, the Company recognized $14.7 million of pre-tax charges associated with that restructuring plan.

A pre-tax charge of $0.8 million was recognized for the costs of a settlement of a pension obligation that was triggered by a year-end benefit election by the Company’s former President and Chief Operating Officer, who retired earlier in 2011.

Discrete tax charges of $0.6 million in the quarter are primarily due to the impact of changes in international statutory tax rates on deferred tax assets and liabilities. The 2010 quarter included $1.1 million in net discrete tax benefits, primarily for the resolution of tax contingencies relating to other periods.

For further information, please see “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Financial Guidance

The Company provided full-year 2012 revenue earnings per share guidance, which are summarized as follows:

(in millions, except EPS)	2012 Estimated Guidance(2)	2011 Results
Consolidated Net Sales	$1,215 to $1,245	$1,192.3
Consolidated Gross Profit Margin (% of Sales)	29.6%	28.5%
Pharmaceutical Packaging Systems Sales	$875 to $895	$857.4
Pharmaceutical Packaging Systems Gross Profit Margin (% of Sales)	33.3%	32.2%
Pharmaceutical Delivery Systems Sales	$340 to $350	$336.7
Pharmaceutical Delivery Systems Gross Profit Margin (% of Sales)	20.1%	18.6%

Full-Year Diluted EPS	$2.32 to $2.52	$2.16
Full-Year Adjusted Diluted EPS(1)(2)	$2.37 to $2.55	$2.33

(1) These are Non-GAAP measurements. See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release for a reconciliation and explanation of items excluded from “Adjusted” amounts.
(2) The principal currency assumption used in preparing these estimates is the translation of the Euro at $1.32 for the remainder of 2012.

The 2012 consequences of those items described in “Supplemental Information and Notes to Non-GAAP Financial Measures,” which were excluded from the calculation of Adjusted Diluted EPS for the fourth-quarter and year 2011, and any similar items that may be incurred during 2012 are excluded from the Adjusted Diluted EPS guidance for 2012.

Currency translation has a significantly negative impact on comparisons of 2012 estimated results to 2011 actual results, reducing expected 2012 sales by between $30 million and $35 million and Adjusted Diluted EPS by between $0.09 and $0.11. The Company indicated that its estimates for 2012 include between $10 million and $15 million of expected sales growth for CZ products and other proprietary safety and administration devices, which are expected to yield Adjusted Diluted EPS of between $0.08 and $0.15.  Expected sales of those products are for non- and pre-commercial use by customers, which involves an increased risk that those sales may be lower than expected.

The Company expects 2012 capital spending to be between $135 million and $155 million, including an estimated $40 million of construction costs for a new corporate headquarters and research facility that is expected to be completed in late 2012 or early 2013.

Fourth-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 800-299-6183 (U.S.) or 617-801-9713 (International). The passcode is 96457871.

A live broadcast of the conference call and the accompanying slide presentation will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to view the slide presentation and listen to the Internet broadcast.  The slides are in “PDF” format and can be downloaded by selecting “Presentations” in the “Investors” section of the Company’s website. The website includes a link to a free download of software that will enable viewing of the PDF presentation.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, February 23, 2012, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 36003666.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2011		2010		2011		2010
Net sales	$295.4	100%	$276.8	100%	$1,192.3	100%	$1,104.7	100%
Cost of goods and services sold	210.1	71	198.8	72	853.0	72	786.6	71
Gross profit	85.3	29	78.0	28	339.3	28	318.1	29
Research and development	7.2	3	6.9	3	29.1	2	23.9	3
Selling, general and administrative expenses	48.4	16	50.5	18	191.1	16	187.7	17
Restructuring and other items	2.0	1	14.7	5	8.0	1	14.1	1
Other expense, net	0.8	-	-	-	1.5	-	1.7	-
Operating profit	26.9	9	5.9	2	109.6	9	90.7	8
Interest expense, net	3.9	1	4.4	1	16.9	1	16.2	1
Income before income taxes	23.0	8	1.5	1	92.7	8	74.5	7
Income tax expense	5.5	2	(3.6)	(1)	23.5	2	13.6	1
Equity in net income of affiliated companies	1.4	-	0.8	-	6.3	-	4.4	-
Net Income	$18.9	6%	$5.9	2%	$75.5	6%	$65.3	6%

Net income per share:
Basic	$0.56		$0.18		$2.24		$1.96
Assuming Dilution	$0.54		$0.18		$2.16		$1.89

Average common shares outstanding	33.8		33.4		33.7		33.3
Average shares assuming dilution	37.1		33.9		37.0		36.7

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net Sales:	2011	2010	2011	2010
Pharmaceutical Packaging Systems	$210.3	$193.7	$857.4	$785.0
Pharmaceutical Delivery Systems	85.3	84.2	336.7	324.1
Eliminations	(0.2)	(1.1)	(1.8)	(4.4)
Consolidated Total	$295.4	$276.8	$1,192.3	$1,104.7

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$37.7	$32.5	$152.6	$139.3
Pharmaceutical Delivery Systems	3.8	1.2	9.8	9.7
U.S. pension expense	(3.3)	(3.4)	(13.1)	(13.7)
Stock-based compensation expense	(2.1)	(3.7)	(6.9)	(7.8)
General corporate costs	(7.2)	(6.0)	(24.8)	(22.7)
Adjusted Operating Profit	28.9	20.6	117.6	104.8
Restructuring and other items	(2.0)	(14.7)	(8.0)	(14.1)
Reported Operating Profit	$26.9	$5.9	$109.6	$90.7

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2011
(in millions, except per share data)

	As Reported December 31, 2011	Restructuring & related charge	Acquisition-related contingencies	Special separation benefits	Discrete tax items	Non-GAAP December 31, 2011
Operating profit	$26.9	$1.0	$0.2	$0.8	$-	$28.9
Interest expense, net	3.9	-	-	-	-	3.9
Income before income taxes	23.0	1.0	0.2	0.8	-	25.0
Income tax expense	5.5	0.4	-	0.3	(0.6)	5.6
Equity in net income of affiliated companies	1.4	-	-	-	-	1.4
Net income	$18.9	$0.6	$0.2	$0.5	$0.6	$20.8

Net income per diluted share	$0.54	$0.02	$-	$0.01	$0.02	$0.59

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2010
(in millions, except per share data)

	As Reported December 31, 2010	Restructuring and related charges	Discrete tax items	Non-GAAP December 31, 2010
Operating profit	$5.9	$14.7	$-	$20.6
Interest expense, net	4.4	-	-	4.4
Income before income taxes	1.5	14.7	-	16.2
Income tax expense (benefit)	(3.6)	5.3	1.1	2.8
Equity in net income of affiliated companies	0.8	-	-	0.8
Net income	$5.9	$9.4	$(1.1)	$14.2

Net income per diluted share	$0.18	$0.27	$(0.03)	$0.42

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2011
(in millions, except per share data)

	As Reported December 31, 2011	Restructuring & related charges	Acquisition-related contingencies	Special separation benefits	Discrete tax items	Non-GAAP December 31, 2011
Operating profit	$109.6	$5.3	$(0.2)	$2.9	$-	$117.6
Interest expense, net	16.9	-	-	-	-	16.9
Income before income taxes	92.7	5.3	(0.2)	2.9	-	100.7
Income tax expense	23.5	1.8	-	1.1	(1.4)	25.0
Equity in net income of affiliated companies	6.3	-	-	-	-	6.3
Net income	$75.5	$3.5	$(0.2)	$1.8	$1.4	$82.0

Net income per diluted share	$2.16	$0.09	$(0.01)	$0.05	$0.04	$2.33

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2010
(in millions, except per share data)

	As Reported December 31, 2010	Restructuring and related charges	Acquisition- related contingencies	Discrete tax items	Non-GAAP December 31, 2010
Operating profit	$90.7	$15.9	$(1.8)	$-	$104.8
Interest expense, net	16.2	-	-	-	16.2
Income before income taxes	74.5	15.9	(1.8)	-	88.6
Income tax expense	13.6	5.7	(0.2)	1.1	20.2
Equity in net income of affiliated companies	4.4	-	-	-	4.4
Net income	$65.3	$10.2	$(1.6)	$(1.1)	$72.8

Net income per diluted share	$1.89	$0.28	$(0.04)	$(0.03)	$2.10

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.

SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

1)
Use of Non-GAAP Financial Measures- This press release and the preceding discussion of our results and the accompanying financial tables use non-GAAP financial measures. West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain business trends relating to West’s financial condition, results of operations and the Company’s overall performance.  Our executive management team uses adjusted operating profit and adjusted diluted EPS to evaluate the performance of the Company in terms of profitability and to compare operating results to prior periods. Adjusted operating profit is also used to evaluate changes in the operating results of each segment and to allocate resources to our segments.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.  The principal limitation of such non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded from the non-GAAP financial measures.  In order to compensate for these limitations, our executive management presents its non-GAAP financial measures in connection with its GAAP results.  We urge investors and potential investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, and not rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the preceding tables.

The following is a description of the items excluded from adjusted operating profit and adjusted diluted EPS:

Restructuring and related charges:  During the three and twelve months ended December 31, 2011, we incurred restructuring and related charges of $1.0 million and $5.3 million, respectively, associated with the restructuring plan announced in December 2010. Charges associated with the plan in 2011 were primarily associated with the 2011 closure of a plant in the United States, a reduction of operations at a manufacturing facility in England, and the elimination of certain operational and administrative functions in other locations.

During the three and twelve months ended December 31, 2010, we incurred restructuring and related charges of $14.7 million and $15.9 million, respectively. The majority of these charges related to the restructuring plan that our Board of Directors approved in December 2010, which was designed to reduce our cost structure and improve operating efficiency.

Acquisition-related contingencies:  During the three and twelve months ended December 31, 2011, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.2 million and $0.5 million, respectively. During the twelve months ended December 31, 2011, we also reduced the liability for contingent consideration related to our July 2009 eris™ safety syringe system acquisition by $0.8 million, bringing the liability balance to zero. This reduction reflects our assessment that none of the contractual operating targets will be achieved over the earnout period, which ends in 2014.

During the twelve months ended December 31, 2010, we reduced the liability for contingent consideration related to our July 2009 eris™ acquisition by $1.8 million to reflect our revised assessment of fair value, as affected by a reduction in the probability of attaining certain milestones over the next four years.

Special separation benefits: During the three and twelve months ended December 31, 2011, we incurred special separation benefits of $0.8 million and $2.9 million, respectively, related to the retirement of our former President and Chief Operating Officer. These costs consisted primarily of stock-based compensation expense and a settlement loss related to one of our non-qualified defined benefit pension plans. The respective equity compensation arrangements were amended to allow certain of his awards to continue to vest over the original vesting period instead of being forfeited upon separation, resulting in a revaluation of the awards and acceleration of expense.

Discrete tax items:  During the three and twelve months ended December 31, 2011, we recognized discrete tax charges of $0.6 million and $1.4 million, respectively, the majority of which resulted from changes in certain international tax rates that affected our deferred tax carrying values and the finalization of prior year tax returns.

During the three and twelve months ended December 31, 2010, we recognized $1.1 million in net discrete tax benefits, the majority of which resulted from the reversal of liabilities for unrecognized tax benefits.

2)	Reconciliation of 2012 Adjusted Guidance to 2012 Reported Guidance is as follows:

Full Year 2012 Guidance (a)
Diluted Earnings Per Share
Adjusted guidance	$2.37 to $2.55
Restructuring, net of tax	(0.05) to (0.03)
Reported guidance	$2.32 to $2.52

(a) Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.32 for 2012. Actual results will vary as a result of variability of exchange rates.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Twelve Months Ended December 31,
	2011	2010
Depreciation and amortization	$75.7	$73.2
Operating cash flow	$130.7	$138.3
Capital expenditures	$(95.4)	$(71.1)

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of December 31, 2011	As of December 31, 2010
Cash and Cash Equivalents	$91.8	$110.2
Debt	$349.4	$358.4
Equity	$654.9	$625.7
Net Debt to Total Invested Capital †	28.2%	28.4%
Working Capital	$228.8	$266.9

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

Cautionary Statement
Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to statements about expected financial results for 2012 and future years, including the Company’s long-term outlook.

Each of these estimates is based on preliminary information, and actual results could differ from these preliminary estimates.  We caution investors that the risk factors below, as well as those set forth under the caption "Risk Factors" in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by our quarterly reports on Form 10-Q, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Factors that may impact forward-looking statements include, but are not limited to:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our packaging and delivery products and systems, including Daikyo Crystal Zenith® (“CZ”) prefilled syringes, cartridges and vials, and the Confidose®, SmartDose™ and NovaGuard™ systems;

•
whether customers agree to incorporate West’s products and delivery systems with their new and existing drug products, the ultimate timing and successful commercialization of those products and systems, which involves substantial evaluations of the functional, operational, clinical and economic viability of the Company’s products, and the rate, timing and success of regulatory approval for the drug products that incorporate the Company’s components and systems;

•
the timely and adequate availability of filling capacity, which is essential to conducting definitive stability trials and the timing of first commercialization of customers’ products in CZ prefilled syringes;

•	the timely execution and completion of our 2010 restructuring plan within the cost estimates, and the achievement of cost savings anticipated by the plan;

•
average profitability, or mix, of products sold in any reporting period, including lower than expected sales growth of our high-value pharmaceutical packaging products, of CZ products and of other proprietary safety and administration devices;

•	maintaining or improving production efficiencies and overhead absorption;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

•	the successful and timely implementation of price increases necessary to offset rising production costs, including raw material prices, particularly petroleum-based raw materials;

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen; and

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on customer demand, product pricing and profitability.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd.
Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.